Exhibit 2.2


                                WAIVER AGREEMENT

          This WAIVER AGREEMENT is made and entered into as of February 5, 1997, by and between ANCHOR GLASS CONTAINER CORPORATION, a Delaware corporation ("Anchor") and CONSUMERS PACKAGING INC., a corporation organized under the federal laws of Canada ("Consumers").


                                   WITNESSETH:


          WHEREAS, Anchor has entered into an Asset Purchase Agreement with Consumers and Owens-Brockway Glass Container Inc., a Delaware corporation ("OI"), dated as of December 18, 1996 (the "Asset Purchase Agreement") with respect to the sale by Anchor to Consumers and OI of substantially all of the assets of Anchor on the terms and conditions specified in the Asset Purchase Agreement, which Asset Purchase Agreement has been approved by order of the United States Bankruptcy court for the District of Delaware (the "Bankruptcy Court") which has jurisdiction over the Bankruptcy Case filed by Anchor, as debtor, pursuant to Chapter 11 of the Bankruptcy Code (Capitalized terms used herein but not otherwise defined herein shall have the same meanings given them in the Asset Purchase Agreement);

          WHEREAS, pursuant to Section 2.01(i) of the Asset Purchase Agreement Anchor agreed to transfer and assign to Consumers and OI, and Consumers and OI agreed to purchase from Anchor, among other things, all of Anchor's right, title and interest in, to and under all leases of real property used or owned or held for use in the Business;

          WHEREAS, pursuant to Section 2.03(ii) Consumers and OI agreed to assume all liabilities and obligations of Anchor arising from and after the Closing Date under all Included Contracts (such definition including all rights under leases relating to the Purchased Assets or the Business);

          WHEREAS, notwithstanding the provisions of Sections 2.01(i) and 2.03(ii) of the Asset Purchase Agreement, Consumers desires not to purchase from Anchor its rights under the six leases of real property described on Schedule A annexed hereto (the "Leases") and Anchor is willing to waive the obligations of Consumers to purchase the Leases and assume Anchor's liabilities and obligations thereunder in exchange for the payment of cash and issuance of securities of New Anchor as described herein;

          NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Anchor and Consumers hereby agree as follows:

          1. WAIVER. Notwithstanding anything to the contrary contained in the Asset Purchase Agreement, Anchor hereby waives, and releases Consumer from, the obligation to purchase Anchor's right, title and interest in, to and under the Leases and assume Anchor's liabilities and obligations under the Leases. In furtherance of the foregoing, as between Anchor and Consumers, the Purchased Assets to be acquired by Consumers pursuant to the Asset Purchase Agreement shall not include Anchor's right, title and interest in, to and under the Leases and (ii) the Assumed Liabilities to be assumed by Consumers pursuant to the Asset Purchase Agreement shall not include Anchor's liabilities and obligations under the Leases.

          2. CONSIDERATION. (a) In consideration of the foregoing waiver by Anchor, Consumers hereby agrees to pay to Anchor at the Closing under the Asset Purchase Agreement, in addition to the Purchase Price provided for therein, (i) the amount of $595,000 in cash plus (ii) an additional 3,320 shares of Series A 10% Cumulative Convertible Preferred Stock of New Anchor and 898 shares of Class A Common Stock of New Anchor (collectively, the "Additional Shares"). The Additional Shares shall have rights, privileges and preferences identical to the Shares to be issued to Anchor pursuant to the Asset Purchase Agreement.

          (b) The parties hereto acknowledge that the consideration provided for in paragraph 2(a) hereof was predicated on the assumption that the allowed claims of the lessors under the Leases pursuant to Section 502(b)(6) of the Bankruptcy Code would aggregate $1,083,385 (the "Base Amount"). If the actual aggregate allowed claims of such lessors under the Leases (the "Actual Claims") exceed the Base Amount for any reason, Consumers agrees to pay to Anchor, promptly upon the determination of such allowed claims by order of the Bankruptcy Court, additional consideration for the foregoing waiver by Anchor equal to 64.6% of the amount by which the Actual Claims exceed the Base Amount (the "Additional Consideration"). Such Additional Consideration, if any, shall be paid (i) 85% in cash, (ii) 11.9% by issuance of additional shares of Series A 10% Cumulative Convertible Preferred Stock of New Anchor valued for such purpose at $25 per share and (iii) 3.1% by issuance of additional shares of Common Stock of New Anchor valued for such purpose at $24.50 per share. Any shares of New Anchor issued pursuant to clauses (ii) and (iii) of the preceding sentence shall be deemed to have been issued and shall be dated as of the Closing Date under the Asset Purchase Agreement.

          3. ASSIGNMENT TO NEW ANCHOR. Prior to the Closing, Consumers shall have assigned to New Anchor all of its rights under this Waiver Agreement and shall have caused New Anchor to assume all of the liabilities and obligations of Consumers hereunder. Such assignment and assumption shall not relieve Consumers of its liabilities and obligations under this Waiver Agreement.

          4. GOVERNING LAW, ETC. This Waiver Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State. The provisions of Sections 13.11 (Consent to Jurisdiction) and 13.12 (Waiver of Jury Trial) of the Asset Purchase Agreement shall be applicable to this Waiver Agreement as though fully set forth herein.

          IN WITNESS WHEREOF, each party has caused this Waiver Agreement to be executed by its duly authorized representative as of the date first written above.

                                     ANCHOR GLASS CONTAINER CORPORATION


                                     By: /s/ Carl H. Young III
                                        Name: Carl H. Young III
                                        Title: Vice President

                                     CONSUMERS PACKAGING INC.


                                     By: /s/ John J. Ghaznavi
                                        Name:  John J. Ghaznavi
                                        Title: Chairman and Chief Executive
                                               Officer

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
                                   SCHEDULE A

       Name                Address                 City/State             Zip           Acres/Sq      Rent           Term
                                                                                        .Ft.          Per
                                                                                                      mth
       Portland            4440 E.                 Vernon, CA             90023         220,000       $              11/31/01
       Whse                26th St.                                                                   72,000

       Wes-Flo,            5707 N.                 Tampa, FL              33682         varies        $              mth
       Inc.                54th St.                                                                   2,333          to
                                                                                                                     mth

       St. Louis           410                     Manchester,            63011         1830
       Sales               Sovereign               MO
       Office              Court  Ste.
                           8

       Napa                1804 Soscol             Napa, CA               94559         3029
       Sales               Ave.,  Ste
       Office              204

       Pleasanton          5994 W. Las             Pleasanton,            94588         1940
       Sales               Positas,                CA
       Office              Ste 115

       La Palma            5                       La Palma,              90623         2305
       Sales               Centerpointe            CA
       Office              Dr.,  Ste
                           170